Adviser / Sub-Adviser "BlackRock Investment Management, LLC"
Nationwide Fund Nationwide Bond Index Fund
Issuer EQT Corporation
Underwriter Deutsche Bank Securities Inc.
Affiliated Participant Underwriter PNC Capital Markets LLC
Aggregate Principal Purchase Amount " $35,000,000.00 "
Aggregate Principal Offering Amount " $750,000,000.00 "
Commission or % of Offering 0.650%
Purchase Date 11/2/2011
Adviser / Sub-Adviser "BlackRock Investment Management, LLC"
Nationwide Fund Nationwide Bond Index Fund
Issuer "Plains All American Pipeline, LP"
Underwriter J.P.Morgan Securities LLC
Affiliated Participant Underwriter  PNC Capital Markets LLC
Aggregate Principal Purchase Amount " $35,000,000.00 "
Aggregate Principal Offering Amount " $500,000,000.00 "
Commission or % of Offering 0.875%
Purchase Date 3/13/2012